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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                          Memory Pharmaceuticals Corp.
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                                (Name of Issuer)

                     Common Stock, $.001 par value per share
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                         (Title of Class of Securities)

                                    58606R403
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                                 (CUSIP Number)


                                December 31, 2007
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             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO.  58606R403                   13G                          PAGE 2 OF 11
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ITEM 1(A).    NAME OF ISSUER: Memory Pharmaceuticals Corp. (the "Issuer")

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 100 Philips Parkway, Montvale, NJ 07645

ITEM 2(A).    NAMES OF PERSONS FILING: Oxford Bioscience Partners II L.P.
              ("OBP II"), Oxford Bioscience Partners (Adjunct) II L.P. ("OBP Adjunct II"), Oxford Bioscience Partners (GS-Adjunct) II L.P. ("OBP GS-Adjunct II"), Oxford Bioscience Partners II (Annex) L.P. ("OBP Annex II"), and Oxford Bioscience Partners (Bermuda) II Limited Partnership ("OBP Bermuda II") (collectively, the "Funds"); OBP Management (Bermuda) II Limited Partnership ("OBP Management Bermuda II"), which is the general partner of OBP Bermuda II; OBP Management (Bermuda) II Ltd. ("OBP Bermuda II Ltd."), which is the corporate general partner of OBP Management Bermuda II; OBP Management II L.P. ("OBP Management II"), which is the general partner of OBP II, OBP Adjunct II, OBP GS-Adjunct II and OBP Annex II; and Jonathan J. Fleming ("Fleming"), Edmund M. Olivier ("Olivier"), Cornelius T. Ryan ("Ryan") and Alan G. Walton ("Walton") (collectively, the "General Partners"), who are the general partners of OBP Management II and OBP Management Bermuda
              II. Collectively, all of the above listed entities and persons are referred to as the "Reporting Persons."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              The address of the principal business office of all Reporting Persons with the exception of Olivier and Walton is 222 Berkeley Street, Suite 1650, Boston, MA 02116. The address of the principal business office of Olivier is 650 Town Center Drive, Suite 880, Costa Mesa, CA 92626. The address of the principal business office of Walton is 315 Post Rd. West, Westport, Connecticut 06880.

ITEM 2(C).    CITIZENSHIP: Each of OBP II, OBP Adjunct II, OBP GS-Adjunct
              II, OBP Annex II and OBP Management II is a limited partnership organized under the laws of the State of Delaware. Each of OBP Bermuda II and OBP Management Bermuda II is a Bermuda limited partnership. OBP Bermuda II Ltd. is a Bermuda company. Each of the General Partners is a United States citizen.

ITEM 2(D). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value ("Common Stock").

ITEM 2(E).    CUSIP NUMBER: 58606R403.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

              Not applicable.

ITEM 4.       OWNERSHIP.

              Not applicable.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Each Reporting Person has ceased to own beneficially five percent (5%) or more of the Issuer's outstanding Common Stock.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

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CUSIP NO.  58606R403                   13G                          PAGE 3 OF 11
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              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable.

ITEM 10.      CERTIFICATION.

              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).















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CUSIP NO.  58606R403                   13G                          PAGE 4 OF 11
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                                    SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 11, 2008

                                OXFORD BIOSCIENCE PARTNERS II L.P.

                                By: OBP Management II L.P., its general partner

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                                By: OBP Management II L.P., its general partner

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OXFORD BIOSCIENCE PARTNERS (GS - ADJUNCT) II
                                L.P.

                                By: OBP Management II L.P., its general partner

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OXFORD BIOSCIENCE PARTNERS II (ANNEX) L.P.

                                By: OBP Management II L.P., its general partner

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner


                                  Page 4 of 11
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CUSIP NO.  58606R403                   13G                          PAGE 5 OF 11
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                                OBP MANAGEMENT II L.P.

                                    By:            *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                                By: OBP Management (Bermuda) II Limited
                                    Partnership, its general partner

                                    By:            *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                                    By:            *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OBP MANAGEMENT (BERMUDA) II LTD.


                                    By:            *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner


                                              *
                                ----------------------------------
                                Jonathan J. Fleming

                                              *
                                ----------------------------------
                                Edmund M. Olivier

                                              *
                                ----------------------------------
                                Cornelius T. Ryan

                                              *
                                ----------------------------------
                                Alan G. Walton


                                  Page 5 of 11
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CUSIP NO.  58606R403                   13G                          PAGE 6 OF 11
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*By: /s/ Raymond Charest
     ---------------------------
     Raymond Charest
     As attorney-in-fact


This Amendment to Schedule 13G was executed by Raymond Charest on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as Exhibit 2.
























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CUSIP NO.  58606R403                   13G                          PAGE 7 OF 11
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                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Memory Pharmaceuticals Corp.

EXECUTED this 11th day of February, 2008.


                                OXFORD BIOSCIENCE PARTNERS II L.P.

                                By: OBP Management II L.P., its general partner

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                                By: OBP Management II L.P., its general partner

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OXFORD BIOSCIENCE PARTNERS (GS - ADJUNCT) II
                                L.P.

                                By: OBP Management II L.P., its general partner

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner


                                  Page 7 of 11
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CUSIP NO.  58606R403                   13G                          PAGE 8 OF 11
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                                OXFORD BIOSCIENCE PARTNERS II (ANNEX) L.P.

                                By: OBP Management II L.P., its general partner

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OBP MANAGEMENT II L.P.

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                                By: OBP Management (Bermuda) II Limited
                                    Partnership, its general partner

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OBP MANAGEMENT (BERMUDA) II LTD.

                                    By:             *
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                            *
                                ----------------------------------
                                Jonathan J. Fleming

                                            *
                                ----------------------------------
                                Edmund M. Olivier

                                            *
                                ----------------------------------
                                Cornelius T. Ryan

                                            *
                                ----------------------------------
                                Alan G. Walton


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CUSIP NO.  58606R403                   13G                          PAGE 9 OF 11
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*By: /s/ Raymond Charest
     ---------------------------
     Raymond Charest
     As attorney-in-fact


This Amendment to Schedule 13G was executed by Raymond Charest on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as Exhibit 2.


























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CUSIP NO.  58606R403                   13G                         PAGE 10 OF 11
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                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raymond Charest, Alexia Pearsall and Jonathan J. Fleming, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Oxford Bioscience Partners II L.P., Oxford Bioscience Partners (Adjunct) II L.P., Oxford Bioscience Partners (GS-Adjunct) II L.P., Oxford Bioscience Partners II (Annex) L.P., OBP Management II L.P., Oxford Bioscience Partners (Bermuda) II Limited Partnership, OBP Management (Bermuda) II Limited Partnership and OBP Management (Bermuda) II Ltd. pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 11 day of February, 2008.


                                OXFORD BIOSCIENCE PARTNERS II L.P.

                                By: OBP Management II L.P., its general partner

                                    By: /s/ Jonathan J. Fleming
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OXFORD BIOSCIENCE PARTNERS (ADJUNCT) II L.P.

                                By: OBP Management II L.P., its general partner

                                    By: /s/ Jonathan J. Fleming
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OXFORD BIOSCIENCE PARTNERS (GS - ADJUNCT) II
                                L.P.

                                By: OBP Management II L.P., its general partner

                                    By: /s/ Jonathan J. Fleming
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner


                                  Page 10 of 11
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CUSIP NO.  58606R403                   13G                         PAGE 11 OF 11
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                                OXFORD BIOSCIENCE PARTNERS II (ANNEX) L.P.

                                By: OBP Management II L.P., its general partner

                                    By: /s/ Jonathan J. Fleming
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OBP MANAGEMENT II L.P.

                                By: /s/ Jonathan J. Fleming
                                    Jonathan J. Fleming
                                    General Partner

                                OXFORD BIOSCIENCE PARTNERS (BERMUDA) II LIMITED PARTNERSHIP

                                By: OBP Management (Bermuda) II Limited
                                    Partnership, its general partner

                                    By: /s/ Jonathan J. Fleming
                                        --------------------------
                                        Jonathan J. Fleming
                                        General Partner

                                OBP MANAGEMENT (BERMUDA) II LIMITED PARTNERSHIP

                                By: /s/ Jonathan J. Fleming
                                    ------------------------------
                                    Jonathan J. Fleming
                                    General Partner

                                OBP MANAGEMENT (BERMUDA) II LTD.

                                By: /s/ Jonathan J. Fleming
                                    ------------------------------
                                    Jonathan J. Fleming


                                /s/ Jonathan J. Fleming
                                ----------------------------------
                                Jonathan J. Fleming


                                /s/ Edmund M. Olivier
                                ----------------------------------
                                Edmund M. Olivier


                                /s/ Cornelius T. Ryan
                                ----------------------------------
                                Cornelius T. Ryan


                                /s/ Alan G. Walton
                                ----------------------------------
                                Alan G. Walton


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